Exhibit 10.3
February 22, 2008
VIA HAND DELIVERY
Mr. Hollings C. Renton
Onyx Pharmaceuticals, Inc.
2100 Powell Street
Emeryville, CA 94608
Re: Retirement Agreement
Dear Hollings:
This letter sets forth the terms of the retirement agreement (the “Agreement”) that Onyx Pharmaceuticals, Inc. (the “Company”) is offering to you to facilitate your retirement from the Company:
     1. Retirement Date. On March 31, 2008, as you have indicated to the Company, you will retire from your position as President and Chief Executive Officer and from any other employment-related office or employment-related position you hold with the Company, and your employment with the Company will end (the “Retirement Date”). Until the Retirement Date, you will continue to use reasonably diligent efforts to perform your assigned duties and responsibilities, and continue to report to the Company’s Board of Directors (the “Board”). During your continued employment through the Retirement Date, you will receive your regular base salary payments and benefits which you currently receive. Of course, you must continue to comply with all of the Company’s policies and procedures during your continued employment and the Board retains the discretion to accelerate the Retirement Date if you willfully breach in any material way any Company policies or procedures, or any of your other obligations to the Company, in any such event, after you are given written notice of the breach in reasonable detail and, if curable, a reasonable opportunity to cure. In addition, as you have indicated to the Company, effective as of the Retirement Date, you will resign your position as a director on the Board and the Company will accept that resignation, which will be reflected in a signed resignation letter to the Board substantially in the form attached hereto as Exhibit C.
     2. Accrued Salary and Vacation. On the Retirement Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Retirement Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.
     3. Retirement Benefits. If you: (a) timely sign, and date this Agreement, and allow it to become effective; and (b) sign and date the Retirement Date Release attached hereto as

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February 22, 2008

Exhibit A on or within 21 days after the Retirement Date, and allow the Retirement Date Release to become effective; then the Company will provide you with the following retirement benefits (the “Retirement Benefits”):
          (a) Retirement Payment. The Company will make a single lump sum retirement payment (the “Retirement Payment”) of $1,045,000. The Retirement Payment will be subject to required payroll deductions and withholdings, and will be paid within two (2) business days after the Effective Date of the Retirement Date Release (as defined in Exhibit A).
          (b) Insurance Benefits. As provided by the federal COBRA law and comparable state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your current group health insurance benefits at your own expense for a period of time following the Retirement Date and, later, to convert to an individual policy if you wish. You will be provided with a separate notice of your COBRA rights and obligations on or after the Retirement Date. If you timely elect continued coverage under COBRA, as part of this Agreement, the Company will reimburse your COBRA premiums (including cost of dependent coverage, if applicable) sufficient to continue your current level of health insurance coverage (including group medical, dental and vision insurance coverage) for a period of twelve (12) months from the Retirement Date provided that you remain eligible for COBRA coverage. The Company also will reimburse you for your documented premiums for your current level of life insurance coverage for twelve (12) months from the Retirement Date, up to the premium amounts paid by the Company currently for such insurance coverage.
          (c) Administrative Support. For the twelve (12) month period following the Retirement Date, the Company will pay up to a maximum amount of $80,000 for reasonable administrative support services for you, provided by an independent contractor you select, subject to the approval of the Company which shall not be unreasonably withheld, who will provide such administrative services at your direction. Payments will be made directly to the independent contractor in response to invoices specifying the services provided.
          (d) D&O Insurance. The Company covenants that, so long as it maintains any D&O insurance for any of its officers or directors, you shall at all times be covered by such insurance, whether as a current officer and director until the Retirement Date, or as a former officer or director or otherwise after the Retirement Date, with coverage equivalent to the coverage afforded the Company’s officers and directors at the time; provided, however, that you shall receive such D&O insurance coverage only for the same period of time as the period for which you are entitled to indemnification under the terms of your Indemnification Agreement with the Company dated May 7, 1996 (the “Indemnification Agreement,” attached hereto as Exhibit D). The Indemnification Agreement is incorporated by reference herein; it is not superseded or modified by this Agreement; and it will continue in full force and effect after the Effective Date of this Agreement.
     4. Consulting Agreement. You will serve as a consultant to the Company under the terms specified below, commencing on the Retirement Date and continuing through the

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earlier of the following (the “Consulting Period”): (a) three (3) years and one day after the Retirement Date; (b) ten (10) days after you give written notice of termination of the Consulting Period in your discretion, at any time following three (3) months after the commencement of the Consulting Period; or (c) the date that the Company terminates the Consulting Period due to any willful material breach by you of this Agreement or the Proprietary Information Agreement (as defined in Section 4(d)), in any such event, after you are given written notice of the breach in reasonable detail and, if curable, a reasonable opportunity to cure.
          (a) Consulting Services. You agree to provide consulting services to the Company in any area of your expertise upon request by the Chief Executive Officer (“CEO”) of the Company. During the Consulting Period, you will report directly to the CEO, or as otherwise specified by the CEO. You agree to exercise a reasonable degree of professionalism and utilize your expertise and creative talents in performing these services. For the first three (3) months after the Retirement Date, your consulting services will include providing transition assistance and briefing to the CEO for up to a maximum of forty (40) hours per month. During the remaining portion of the Consulting Period, you agree: (i) to make yourself available to provide up to ten (10) hours of consulting services per month as requested by the CEO; and (ii) to research and prepare written reports to the CEO on a quarterly basis concerning applicable market trends, scientific and commercial opportunities, and the competitive environment (the “Quarterly Reports”).
          (b) Consulting Fees and Benefits.
               (i) Consulting Fees. During the Consulting Period, you will be paid consulting fees of $625.00 per hour (“Consulting Fees”) for each hour or portion thereof that you actually provide consulting services to the Company as described in Section 4(a). You shall invoice these fees (and any legitimate out-of-pocket expenses you incur in good faith in providing Consulting Services to the Company) to the Company as often as monthly, and the Company shall pay you such fees and expenses within fifteen (15) days after receipt of each such invoice.
               (ii) Independent Contractor Relationship. During the Consulting Period, your consulting relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. As an independent contractor, during the Consulting Period you will not be entitled to, and will not receive, except as expressly set forth otherwise herein, any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing, 401(k) Plan matching contributions, or retirement benefits, other than any rights you may otherwise have with respect to such benefits due to your status as a former employee including your rights to continued group health insurance coverage pursuant to COBRA.
               (iii) Taxes and Withholding. You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of consulting services and

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receipt of Consulting Fees under this Agreement. You are solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will regularly report the Consulting Fees paid to you by filing Form 1099-MISC with the Internal Revenue Service as required by law. You hereby acknowledge that you will be entirely responsible for payment of any such taxes.
               (iv) Stock Option. Your outstanding stock options and restricted stock awards (the “Equity Awards”) will continue to vest during the Consulting Period, provided that you remain in compliance with the terms of this Agreement. You will have one (1) year to exercise any vested shares following the end of the Consulting Period, provided, however, that in no event will any exercise period be extended beyond the original term of the applicable option grant. The Equity Awards which are options that vest during the Consulting Period will cease being incentive stock options under Section 422 of the Internal Revenue Code due to the extension of your vesting period beyond your employment termination. The Company represents and warrants to you that the applicable equity plan documents and agreements allow for and do not prohibit the continued vesting and additional time to exercise provided in this Agreement.
          (c) Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. As a consultant, you agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless expressly authorized by the CEO or Board, in writing, to do so.
          (d) Proprietary Information and Inventions. You agree that Sections 1, 4 and 5 (excluding the second paragraph of Section 5) of the Proprietary Information, Inventions and Non-Solicitation Agreement between you and the Company dated March 30, 1993 (the “Proprietary Information Agreement” a copy of which is attached hereto as Exhibit B) shall govern any Company information to which you have access or which you develop, or inventions made by you, while performing consulting services during the Consulting Period.
          (e) Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company, provided that such other employment, consulting, or work relationships do not interfere in any material way with your continuing obligations to the Company or otherwise create a material conflict of interest with the Company; provided, however, that (a) you may continue your service on the Boards on which you currently serve, and (b) you may undertake any such activity with the prior written approval of the Company, which approval shall not be unreasonably withheld. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. If you willfully and materially breach Section 4(e) or the Proprietary Information Agreement, in any such event, after you are given written notice of the breach in reasonable detail and, if curable, a reasonable opportunity to cure,

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then, in addition to any other remedies, the Company’s obligation to pay you Consulting Fees will cease immediately, the Company will have the right to terminate the Consulting Period as provided in Section 4 of this Agreement, and you will not receive option vesting after the date of your material breach.
     5. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, including but not limited to salary or bonuses, severance or employee benefits during your continued employment or after the Retirement Date. By way of example, but not limitation, you acknowledge and agree that you are not eligible for any bonus compensation for 2008. You further acknowledge and agree that you are not currently entitled to receive any Change in Control severance benefits (including without limitation any accelerated vesting of your stock options provided for in your stock option agreements or the Company’s stock option plan). In addition, you agree that the Executive Change in Control Severance Benefits Agreement between you and the Company remains effective through the Retirement Date and terminates thereafter.
     6. Proprietary Information Obligations. You acknowledge and reaffirm your obligations under your Proprietary Information Agreement which continue during your continued employment, and both during and after the Consulting Period.
     7. Return of Company Property. You agree to return to the Company, on the Retirement Date or earlier if requested by the Company, all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, contact lists or directories, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part); provided, however, that you may keep the Company’s laptop computer and Blackberry provided to you by the Company (collectively, the “Computer Equipment”), and the Company transfers its ownership rights in such Computer Equipment to you effective as of the Effective Date of the Retirement Date Release. The Computer Equipment is provided in its “as is” condition and without warranty or guarantee of any kind. You agree that you will make a diligent and timely search to locate any such documents, property and information. In addition, with respect to any personally owned computer, server, or e-mail system, or the Computer Equipment, which you have used to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, no later than the

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Retirement Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system and the Computer Equipment as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this Section 7 is a precondition to your eligibility for the Retirement Benefits. Notwithstanding the foregoing, you will not be required to return, on the Retirement Date, any documents or other property that you determine in your reasonable judgment you need to retain for your use in connection with your consulting relationship with the Company, which you must identify in written form and provide to the CEO to approve for your retention (which approval will not be unreasonably withheld), provided, however, that any such retained documents and property (with the exception of the Computer Equipment) must be immediately returned upon termination of the Consulting Period or any earlier written demand by the CEO.
     8. Nonsolicitation. You agree that during your continued employment and the Consulting Period, and for one year following the termination of the Consulting Period, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.
     9. Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that the parties may respond accurately and fully to any question, inquiry or request for information when required by legal process
     10. Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, including but not limited to any statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which

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the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.
     11. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, provided, however, that you are not hereby precluded from bringing any such an action on your own behalf with respect to any Excluded Claims (as defined in Section 15).
     12. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.
     13. Disclosure of Agreement. You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein will be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and consequently shall be publicly available. The Company will prepare a press release regarding your retirement for your approval (which shall not be unreasonably withheld), and all public statements regarding your retirement shall have substantially the same tone and substance as the press release.
     14. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.
     15. General Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and

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obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party (including but not limited to the Indemnification Agreement), the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; (c) any claims arising from this Agreement or any breach of this Agreement; (d) any vested or vesting rights under any Company pension, retirement, equity or other benefit plans, (e) claims for health and other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, or (f) claims arising out of events, acts or omissions after the date you sign this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
     16. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by the Company’s Chief Executive Officer); and (e) this

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Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement, provided that you do not revoke it (the “Effective Date”).
     17. Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
(California Civil Code section 1542)
You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims in this Agreement, including your release of unknown and unsuspected claims.
     18. Entire Agreement. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It supersedes any and all other agreements entered into by and between you and the Company on its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a written agreement approved by the Board and signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will. Any ambiguity in this Agreement shall not be construed against either party as the drafter.
     19. Attorneys’ Fees. If either you or the Company brings any action to enforce rights under this Agreement, the party successful in enforcing this Agreement shall be entitled to recover reasonable attorneys’ fees and costs (including in collection and on appeal) incurred by that party in connection with such action.
     20. Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns. The Company agrees to obtain the assumption of this Agreement by any successor or assign of the Company. Any failure by the Company to obtain such assumption shall be a material breach which automatically accelerates the vesting of all of your unvested Equity Awards.
     21. Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.

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     22. Severability; Waiver of Breach. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.
     23. Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. Facsimile signatures are as effective as original signatures.
If this Agreement is acceptable to you, please sign below within twenty-one (21) days of your receipt of this Agreement, and return the fully signed original to me. If you do not sign this Agreement within the aforementioned timeframe and promptly return it to me, then the Company’s offer of Retirement Benefits contained herein will expire.
We wish you the best in your retirement, and look forward to continuing to work with you prior to and during the Consulting Period.
Sincerely,

Onyx Pharmaceuticals, Inc.

By:	/s/ Paul Goddard Paul Goddard, Chairman
Compensation Committee, Board of Directors
Exhibit A — Retirement Date Release
Exhibit B — Proprietary Information, Inventions and Non-Solicitation Agreement
Exhibit C — Form of Board Resignation Letter
Exhibit D — Indemnification Agreement

Understood and Agreed:

/s/ Hollings C. Renton Hollings C. Renton

Date: February 22, 2008

Exhibit A
RETIREMENT DATE RELEASE
(To be signed on or within 21 days after the Retirement Date)
     Pursuant to the terms of the Retirement Agreement (the “Agreement”) between Onyx Pharmaceuticals, Inc. (the “Company”) and me dated February 22, 2008, and as a condition of the Retirement Benefits to be provided to me under the Agreement, I hereby provide the following Retirement Date Release (the “Release”). I understand that I am not entitled to the Retirement Benefits unless I timely sign this Release and allow it to become effective.
     1. General Release. In exchange for the Retirement Benefits to be provided to me that I am not otherwise entitled to receive, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims based on or arising from the Agreement); (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; (c) any claims arising from this Agreement or any breach of the Agreement; (d) any vested or vesting rights under any Company pension, retirement, equity or other benefit plans; (e) claims for health and other insurance benefits based on claims already submitted or which are covered claims properly submitted in

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the future; or (f) claims arising out of events, acts or omissions after the date you sign this Agreement. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
     2. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, that the consideration given for the Release is in addition to anything of value to which I was already entitled, and that I have been advised by this writing, as required by the ADEA, that: (a) my release of claims does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of my revocation to the Company’s Board of Directors; and (e) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).
     3. Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims, including but not limited to any unknown or unsuspected claims herein.
     4. Representations. I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not to the best of my knowledge suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

Understood and Agreed:

Hollings C. Renton

Date:

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Exhibit B
PROPRIETARY INFORMATION, INVENTIONS AND NON-SOLICITATION AGREEMENT

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Exhibit C
FORM OF BOARD RESIGNATION LETTER
March 31, 2008
Board of Directors
Onyx Pharmaceuticals, Inc.
2100 Powell Street
Emeryville, CA 94608
Re: Resignation of Director Position
To the Board:
This letter confirms my resignation from my position as a director on the Board of Directors of Onyx Pharmaceuticals, Inc., effective March 31, 2008. I am extremely honored and pleased to have been a member of the Board for the previous fifteen years, and to have worked with all of you as a member of the Onyx Pharmaceuticals team during my long tenure with the Company.
My best wishes for the continued success of the Company, and I look forward to assisting with the Company’s future successes in my new role as a consultant to the Company.

Sincerely,

Hollings C. Renton

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Exhibit D
INDEMNIFICATION AGREEMENT

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